Exhibit 10.3

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT (this “Amendment”) is made and entered into as of November 22, 2016, by and among Imation Corp. (the “Company”) and Robert B. Fernander (“Executive”). Any terms used but not defined herein shall have the same meaning set forth in that certain Employment Agreement, effective as of October 14, 2015, amended as of October 14, 2016, by and between the Company and Executive (the “Employment Agreement”).

RECITALS

WHEREAS, the Company has entered into a Stock Purchase Agreement, dated November 22, 2016, with NXSN Acquisition Corp. (“Purchaser”), pursuant to which the Company will contribute to Nexsan Corporation (“Nexsan”) all of the issued and outstanding capital stock of Connected Data, Inc. and then sell all of the shares of common stock of Nexsan to Purchaser (the “Stock Purchase Agreement”);

WHEREAS, Executive has been employed by the Company as Interim Chief Executive Officer pursuant to the Employment Agreement, and the Company desires to continue to employ Executive as Interim Chief Executive Officer on a month-to-month basis; and

WHEREAS, pursuant to this Amendment, the Company and Executive desire to amend the Employment Agreement and the terms of Executive’s employment from the date hereof through the closing of the transactions contemplated by the Stock Purchase Agreement (the “Closing”) and following the Closing to reflect the arrangement described in the foregoing recitals.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Executive agree as follows:

AGREEMENT

1.             Amendment. The Employment Agreement is hereby amended as follows, effective November 22, 2016:

(a)          The last sentence of Section 1 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“Executive shall be employed by the Company at will on a month-to-month basis (the ‘Term’). The Company may terminate the Executive’s employment by providing Executive with thirty (30) days’ advance written notice of intent to terminate.”

(b)          Section 2(b) of the Employment Agreement is amended by adding the following last sentence to the end of Section 2(b): “Notwithstanding the foregoing, it shall not be a breach of this Section 2(b) for the Executive to be concurrently employed as the Interim CEO of Nexsan Corporation (‘Nexsan’).”

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(c)          Section 3 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“Base Salary. As compensation for services rendered to the Company during the Term, the Company shall pay Executive a base salary at the annual rate of $600,000; provided, that from and after the consummation (the ‘Closing’) of the transactions contemplated by that certain Stock Purchase Agreement, dated November 22, 2016, between the Company and NXSN Acquisition Corp. (‘Purchaser’), pursuant to which the Company will contribute to Nexsan all of the issued and outstanding capital stock of Connected Data, Inc. and then sell all of the shares of common stock of Nexsan to Purchaser (the ‘2016 Stock Purchase Agreement’), the Company shall instead pay Executive a base salary at the annual rate of $50,000 (such applicable amount, the ‘Base Salary’). The Base Salary shall be payable in accordance with the Company’s standard payroll schedule and procedures including applicable withholdings or deductions.”

(d)          The following new Section 4A is hereby added between Sections 4 and 5 of the Employment Agreement:

“Finder’s Fee.

(a)          Executive shall be eligible to receive a fee, equal to one and one-half percent (1.5%) of Total Enterprise Value (as defined below), less applicable withholdings for taxes (the ‘Finder’s Fee’), upon an offer directly secured by Executive and Geoff Barrall for the purchase of Nexsan that is accepted and consummated (the ‘Nexsan Sale’) during the period between (i) the date of execution of the 2016 Stock Purchase Agreement and (ii) the Closing. For the avoidance of doubt, ‘Nexsan Sale’ shall exclude, and Executive shall not be eligible to receive the Finder’s Fee in respect of, any offer that is accepted and consummated for a purchase of Nexsan made by any party that executed a letter of intent with the Company with respect to a Nexsan Sale prior to November 22, 2016 (a ‘Prior Offer’). The Finder’s Fee will be payable to Executive within five (5) days following the consummation of the Nexsan Sale. Notwithstanding anything herein in the contrary, this Section 4A shall become null and void if a Prior Offer is accepted and consummated, or if the Closing occurs, in each case, prior to the date of acceptance and consummation of any Nexsan Sale.

(b)          For purposes of this Section 4A, ‘Total Enterprise Value’ shall mean the market value of Nexsan, after taking into account both holders of debt and equity.”

(e)          The section heading and first sentence of Section 8 of the Employment Agreement are hereby deleted in their entirety and replaced with the following:

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“Termination by the Company for Cause or by Your Resignation Prior to the Closing. In the event that Executive’s employment is terminated for Cause prior to the Closing, the Company shall have no further financial obligations to Executive under this Agreement except for payment to Executive of (a) Executive’s accrued, but unpaid wages or other benefits earned through the date of separation to which Executive is otherwise legally entitled, (b) any accrued but unused paid time off, (c) any unreimbursed expenses in accordance with the Company’s policies, and (d) any matching contributions by the Company into any Company-sponsored 401(k) plan or other retirement or pension plan account benefits on the same basis as those benefits are generally made available to other peer executives of the Company and in accordance with the terms of those plans as may be in existence from time to time (collectively, ‘Accrued Rights’).”

(f)          The section heading and introduction to Section 9 of the Employment Agreement are hereby deleted in their entirety and replaced with the following:

“Termination by the Company Without Cause or by Executive for ‘Good Reason’ Prior to the Closing. In the event that Executive’s employment is terminated by the Company without Cause prior to the Closing or by the Executive for ‘Good Reason’ (as defined below) prior to the Closing, the Company shall have no further financial obligations to Executive (or, as the case may be, to Executive’s heirs, devisees or estate) under this Agreement except for payment to Executive of the following as conditioned below:”

(g)          Section 10 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Termination On or After Closing. In the event that the Company terminates Executive’s employment for any reason or no reason on or after the Closing and fulfillment of all terms supporting the inception of Executive’s Employment Agreement with Nexsan, or Executive voluntarily resigns from the Company on or after the Closing, the Company shall have no further financial obligations to Executive under this Agreement except for payment to Executive of Executive’s Accrued Rights. In addition, upon and concurrently with any termination of Executive’s employment with the Company on or after the Closing, (a) Executive hereby agrees that he shall resign as a member of the Board of Directors of the Company and (b) Executive agrees and acknowledges that all deals with the Company involving Executive shall be eliminated; provided, however, that the first, second and third stock grant tranches set forth in Section 4 hereof shall continue to vest in accordance with their terms, based on the Company’s stock price, for six (6) months after the Closing, notwithstanding the requirement that Executive be employed by the Company at the time the applicable stock price hurdle is achieved.”

2.            Effectiveness at Closing. Notwithstanding anything in this Amendment to the contrary, all obligations of the Company and Executive and references in the Amendment that arise from or relate to the Closing shall only be effective as of and contingent upon the Closing of the transactions contemplated by the Stock Purchase Agreement. If the Closing does not occur, such obligations and references herein shall be null and void. For the avoidance of doubt, Executive shall not have any right to a Good Reason termination under the Employment Agreement in the event that the Closing occurs and the Company abides by the terms of this Amendment.

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3.             Miscellaneous.

(a)          Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of Texas without giving effect to its conflicts of law principles.

(b)          Severability. If any provision of this Amendment is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Amendment, which shall be fully severable, and given full force and effect.

(c)          Counterparts. This Amendment may be signed in counterparts, each of which shall be deemed an original and all of which together shall be one and the same instrument. A signature sent by facsimile or other electronic means shall be as effective as an original signature.

(d)          References to Employment Agreement. All references in any document or agreement to the Employment Agreement shall refer to the Employment Agreement, as amended hereby.

(e)          Supersession. To the extent, if any, that a provision of this Amendment conflicts with or differs from any provision of the Employment Agreement, such provision of this Amendment shall prevail and govern for all purposes.

(f)          Full Force and Effect. Except as otherwise specifically amended by this Amendment, the Employment Agreement shall remain in full force and effect.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Amendment as of the day and year first set forth above.

COMPANY:

Imation Corp.

By:	/s/ Joseph A. De Perio

Name:	Joseph A. De Perio

Title:	Non-Executive Chairman

EXECUTIVE:

/s/ Robert B. Fernander
Robert B. Fernander

[Signature Page to Employment Agreement Amendment]